UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 5, 2014
Date of Report (Date of earliest event reported)

Fidelity Southern Corporation
(Exact name of registrant as specified in its charter)

Georgia	No. 001-34981	No. 58-1416811
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
(Address of principal executive offices)

(404) 639-6500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2014, Fidelity Bank (the “Bank”), the wholly-owned banking subsidiary of Fidelity Southern Corporation (“Fidelity”), entered into a Purchase and Assumption Agreement (the “Agreement”) with CenterState Bank of Florida, N.A. (“CSB”), pursuant to which the Bank has agreed to purchase, and CSB has agreed to sell, five branch offices recently acquired by CSB pursuant to its holding company’s acquisition of First Southern Bancorp, Inc. Under the terms of the Agreement, the Bank will also assume substantially all of the customer deposits at the five branch offices.

The five branch offices to be acquired by the Bank are located at the following addresses:

•	110 A1A North, Ponte Vedra Beach, Florida 32082;

•	10024 San Jose Blvd., Jacksonville, Florida 32257;

•	3505 West Lake Mary Boulevard, Lake Mary, Florida 32746;

•	2494 Enterprise Road, Orange City, Florida 32763; and

•	12901 West Colonial Drive, Winter Garden, Florida 34787.

In addition, the Bank will assume substantially all of the customer deposits of CSB’s leased branch office located at 709 S. Ponce de Leon Blvd., St. Augustine, Florida 32084. The deposits will be moved by the Bank to a new branch office located in St. Augustine, Florida, and CSB will close the existing leased branch office.

The purchase price will be $6.5 million for the five branch offices and a premium of 1.5% for the approximately $200 million deposit balances assumed by the Bank from all six branch offices. CSB is not selling, and the Bank is not purchasing, any loans in the transaction.

The consummation of the transaction is subject to customary regulatory approvals and is expected to close in September 2014.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 8.01 Other Events.

On June 5, 2014, Fidelity issued a press release announcing the execution of the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Purchase and Assumption Agreement dated as of June 4, 2014 by and between Fidelity Bank and CenterState Bank of Florida, N.A.

99.1	Press Release, dated June 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer

June 5, 2014